February 24, 1993


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Prudential-Bache MoneyMart Assets Inc.
     Shares of Common Stock $.10 par value
     --------------------------------------

Ladies and Gentltmen:

     We have acted as counsel for Prudential-Bache MoneyMart Assets Inc., doing business as Prudential MoneyMart Assets, a Maryland corporation (the "Fund"), in connection with its filing of Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A (File No. 2-55301) (the "Amendment"). In addition to updating the information contained therein, this Amendment registers 524,888,674 shares of Common Stock, $0.10 par value of the Fund.

     We have examined all instruments, documents and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the above-described shares of Common Stock will be, if an when issued by the Fund in the manner and upon the terms set forth in said Form N-1A, validly authorized and issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Fund's Registration Statement on Form N-1A, as it may be amended.

                                         Very truly yours,


                                         /s/ GARDNER, CARTON & DOUGLAS


PHD/HJM/KSC/cav

2203C